Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2005 (this “Agreement”), is made by and among CalEast Industrial Investors, LLC, a California limited liability company (“Parent”), Solstice Merger Trust, a Maryland real estate investment trust (“Merger Sub”), and CenterPoint Properties Trust, a Maryland real estate investment trust (the “Company”).

WITNESSETH:

WHEREAS, the parties wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”), pursuant to which each issued and outstanding common share of beneficial interest, par value $0.001 per share, of the Company (collectively, the “Company Common Shares”), together with the rights (the “Rights”) attached thereto pursuant to the Rights Agreement, dated as of July 30, 1998, between the Company and First Chicago Trust Company of New York, as amended (the “Rights Agreement”) (each issued and outstanding Company Common Share and the Rights attached thereto are referred to herein as a “Share” and collectively as the “Shares”), other than the Excluded Shares (as defined herein), shall be converted into the right to receive the Company Common Share Merger Consideration (as defined herein) upon the terms and subject to the conditions provided herein;

WHEREAS, the Board of Trustees of the Company (the “Company Board”), upon recommendation of the Committee of Independent Trustees of the Company Board, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and deems it advisable and in the best interests of the Company and its shareholders for the Company to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement on the terms and conditions set forth herein;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the Maryland REIT Law and the declaration of trust and bylaws of Merger Sub;

WHEREAS, State of California Public Employees’ Retirement System, the majority owner of Parent, has approved of the Merger and committed to fund under the Amended and Restated Operating Agreement of Parent dated June 13, 2002 98% of the Company Common Share Merger Consideration through capital contributions to Parent in a letter addressed to Parent of even date herewith (the “Financing Letter”), a copy of which has been delivered to the Board of Trustees of the Company in order to induce it to cause the Company to enter into this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1                          The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined herein), the Company and Merger Sub shall consummate the Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease and (ii) the Company shall be the surviving REIT in the Merger (the “Surviving REIT”) and shall become a direct or indirect Subsidiary of Parent by virtue of Parent’s ownership of all of Merger Sub’s Shares.  The separate existence of the Company as a Maryland real estate investment trust, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving REIT, it shall be governed by the laws of the State of Maryland.  The Merger shall have the effects specified in Section 8-501.1(o) of the Maryland REIT Law.

SECTION 1.2                          Declaration of Trust and Bylaws.

(a)  The Articles of Restatement of the Company, as supplemented and as in effect immediately prior to the Effective Time (the “Company Declaration of Trust”), will be amended as part of the Merger to read in its entirety as set forth in Exhibit 1.2(a), which shall be the declaration of trust of the Surviving REIT until thereafter amended or further supplemented as provided therein or by Law (as hereinafter defined) (the “Surviving REIT Declaration of Trust”).

(b)  The Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time (the “Company Bylaws”), will be amended to read in its entirety as set forth in Exhibit 1.2(b), which shall be the bylaws of the Surviving REIT until thereafter amended as provided by Law, by the Surviving REIT Declaration of Trust or by such bylaws (the “Surviving REIT Bylaws”).

SECTION 1.3                          Effective Time.

(a)  On the Closing Date, Merger Sub and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the Maryland REIT Law.  The Articles of Merger shall include, among other things, the amendments to the Company Declaration of Trust to be effected as part of the Merger.  The Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the Maryland REIT Law as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

(b)  Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date (as defined below).

SECTION 1.4                          Closing.  The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived as of the Closing Date (as hereinafter defined), but subject to such satisfaction or waiver) shall have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit of the same (unless extended by the mutual agreement of the parties hereto), and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois, or at such other place as mutually agreed to by the parties hereto.

SECTION 1.5                          Trustees and Officers of the Surviving REIT.  The trustees of the Merger Sub immediately prior to the Effective Time shall become the trustees of the Surviving REIT as of the Effective Time and the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving REIT as of the Effective Time, each to hold office in accordance with the Surviving REIT Declaration of Trust, the Surviving REIT Bylaws and applicable Law.  The current trustees of the Company shall resign, effective as of the Effective Time and, the trustees of the Merger Sub shall be appointed the trustees of the Surviving REIT in accordance with Maryland law.

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER
ON THE SHARES OF THE CONSTITUENT COMPANIES

SECTION 2.1                          Effect on Capital Stock of Constituent Companies.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Shares or any shares of beneficial interest of Merger Sub:

(a)  Shares of Merger Sub.  Each common share of beneficial interest, par value $0.001 per share, of Merger Sub (“Merger Sub Common Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable common share of beneficial interest, par value $0.001 per share, of the Surviving REIT (“Surviving REIT Common Share”).

(b)  Conversion of Shares.  Each Share (other than the Excluded Shares, as defined below) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an amount in cash, without interest, equal to Fifty Dollars ($50.00) (the “Company Common Share Merger Consideration”).

(c)  Cancellation of Parent-Owned, Company-Owned and Merger Sub-Owned Shares.  Each issued and outstanding Share that is owned by Parent, Merger Sub or any Subsidiary of Parent, the Company or Merger Sub immediately prior to the Effective Time, other than shares held on behalf of third parties (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, Surviving REIT Common Shares or other consideration shall be delivered or deliverable in exchange therefor.

(d)  Cancellation of Shares.  As of the Effective Time, all Shares (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Share shall cease to have any rights with respect to such interest, except, in all cases, the right to receive the Company Common Share Merger Consideration, without interest.

(e)  Effect on Preferred Shares.  (i)  The Merger shall have no effect on the Company’s 7.50% Series B Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.001 per share (the “Series B Preferred Shares”), issued and outstanding immediately prior to the Effective Time and, at and after the Effective Time, the Series B Preferred Shares shall remain outstanding and shall continue to evidence Series B Preferred Shares of the Surviving REIT.  It is understood, and the parties hereby confirm for the benefit of the holders of the Series B Preferred Shares that, in accordance with Section 8(e) of Exhibit II of the Company Declaration of Trust, the holders of Series B Preferred Shares that remain outstanding following the Merger may, from and after the Effective Time, convert each of their Series B Preferred Shares into the Company Common Share Merger Consideration at the conversion price applicable to such shares immediately prior to the Merger and shall have no right to convert their Series B Preferred Shares into Company Common Shares or Surviving REIT Common Shares; and

(ii)                                  The Merger shall have no effect on the Company’s Series D Flexible Cumulative Redeemable Preferred Shares (the “Series D Preferred Shares”) issued and outstanding immediately prior to the Effective Time and, at and after the Effective Time, the Series D Preferred Shares shall remain outstanding and shall continue to evidence Series D Preferred Shares of the Surviving REIT.

(f)  Company Share Options.  Immediately prior to the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (each, a “Company Share Option”) under any employee or trustee share option compensation plan or arrangement of the Company (the “Company Share Benefit Plans”), whether or not then vested or exercisable and regardless of the exercise price or purchase price, as the case may be, thereof, shall be canceled, immediately prior to or at the Effective Time, in settlement of such Company Share Option and in exchange for the surrender to the Company of the certificate or other document evidencing such Company Share Option, the holder of each Company Share Option will be entitled to receive a single lump sum cash payment from the Company equal to the product of (x) the number of Shares subject to such Company Share Option immediately prior to the Effective Time, whether or not vested or exercisable, and (y) the excess, if any, of the Company Common Share Merger Consideration over the exercise price or purchase price per share of such Company Share Option, to the extent such excess is a positive number (with the aggregate amount of such payment rounded up to the nearest whole cent) (the “Option Merger Consideration”).  To the extent the exercise price or purchase price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, such Company Share Option shall be canceled without any cash payment being made in respect thereof.  The holders of Company Share Options will have no further rights in respect of any Company Share Options.

(g)  Restricted Share Equivalents and Performance Units.  Immediately prior to the Effective Time, all forfeiture provisions or vesting requirements applicable to each outstanding award of restricted share equivalents or performance units (“Company RSEs”) issued pursuant to any Company Share Benefit Plan will lapse or be deemed satisfied, to the extent such forfeiture provisions or vesting requirements have not previously lapsed or been satisfied, and each outstanding Company RSE shall be canceled, effective immediately prior to or at the Effective Time, in settlement of such Company RSE and in exchange for and surrender to the Company of the certificate or other document evidencing such Company RSE, the holder of each Company RSE will be entitled to receive a single lump sum cash payment from the Company equal to the product of (x) the number of Shares subject to such Company RSE immediately prior to or at the Effective Time (taking into account the lapse of all forfeiture provisions or vesting requirements) and (y) the Company Common Share Merger Consideration (the “RSE Merger Consideration”).  The holders of Company RSEs will have no further rights in respect of any Company RSEs.  The Company Common Share Merger Consideration, the Option Merger Consideration and the RSE Merger Consideration shall be collectively referred to herein as the “Merger Consideration.”

(h)  Restricted Shares.  Immediately prior to the Effective Time, all forfeiture provisions or vesting requirements applicable to restricted share awards granted under the Company Share Benefit Plans (the “Company Restricted Shares”) will lapse, to the extent such forfeiture provisions or vesting requirements have not previously lapsed or been satisfied.  All such Company Restricted Shares shall be considered issued and outstanding Shares for all purposes of this Agreement, including receipt of the Company Common Share Merger Consideration.

(i)  Company Actions.  The Company will take all commercially reasonable actions necessary to ensure that all adjustments, allocations and amendments to or all such determinations required with respect to outstanding Company Share Options, Company RSEs and Company Restricted Shares required to implement the foregoing provisions of this Section 2.1 are taken or made.  The Company will use commercially reasonable efforts to obtain from each holder of a Company Share Option issued pursuant to the CenterPoint Properties Trust Amended and Restated 1993 Stock Option Plan and the CenterPoint Properties Corporation 1995 Restricted Stock Incentive Plan an executed acknowledgement of such holder that immediately prior to or at the Effective Time, (i) the payment of the Option Merger Consideration, if any, will satisfy in full the Company’s obligation to such person pursuant to such option and (ii) subject to the payment of the Option Merger Consideration, if any, all Options held by such holder shall, without any further action on the part of the Company or such holder, be deemed terminated, canceled or void.  Such acknowledgment shall be substantially in the form of Exhibit A.

SECTION 2.2                          Exchange of Certificates.

(a)  Paying Agent.  Prior to the Closing, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the cash payment in accordance with this Article II of the Company Common Share Merger Consideration (such cash being referred to as the “Payment Fund”). On or before the Effective Time, Parent shall deposit with the Paying Agent the Payment Fund for the benefit of the holders of Shares (other than the Excluded Shares). The Paying Agent shall make payments of the Company Common Share Merger Consideration out of the Payment Fund in accordance with this Agreement and the Articles of Merger.  The Payment Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Payment Fund shall be paid to the Surviving REIT.

(b)  Share Transfer Books.  On the Closing Date, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares.  From and after the Closing Date, the holders of certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time (each, a “Certificate”) shall cease to have rights with respect to such Shares, except as otherwise provided for herein.  On or after the Closing Date, any Certificates presented to the Paying Agent, the Surviving REIT or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration with respect to the Shares formerly evidenced thereby.

(c)  Exchange Procedures.  Promptly following the Closing Date (but in any event within three (3) Business Days), the Surviving REIT shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, evidenced outstanding Shares whose shares were converted into the right to receive or be exchanged for Company Common Cash Share Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Company Common Share Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Shares previously evidenced by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(d)  No Further Ownership Rights in the Shares, Company Share Options or Company RSEs.  On the Closing Date, holders of Shares shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Company Common Share Merger Consideration provided under this Article II.  The Company Common Share Merger Consideration paid or delivered upon the surrender for exchange of Certificates evidencing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Shares, exchanged therefor. The Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options and on and after the Effective Time the holders of Company Share Options shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 2.1(f).  The RSE Merger Consideration paid with respect to Company RSEs in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company RSEs and on and after the Effective Time the holders of Company RSEs shall have no further rights with respect to any Company RSE, other than the right to receive the RSE Merger Consideration as provided in Section 2.1(g).

(e)  Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the holders of the Certificates for six (6) months after the Closing Date, shall be delivered to the Surviving REIT and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving REIT and only as general creditors thereof for payment of the Company Common Share Merger Consideration.

(f)  No Liability.  None of the Parent, Merger Sub, the Surviving REIT, the Company or the Paying Agent, or any employee, officer, director, trustee, agent or Affiliate thereof, shall be liable to any Person in respect of Company Common Share Merger Consideration, Option Merger Consideration or RSE Merger Consideration, as applicable, from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)  Investment of Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving REIT, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving REIT. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(h)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting of a bond to the reasonable satisfaction of Parent and the Paying Agent, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Company Common Share Merger Consideration payable in respect thereof, pursuant to this Agreement.

SECTION 2.3                          Withholding Rights.  The Surviving REIT or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Share Options or Company RSEs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving REIT or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Share Options or Company RSEs in respect of which such deduction and withholding was made by the Surviving REIT or the Paying Agent, as applicable.  Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by the Surviving REIT or the Paying Agent, as applicable, to the appropriate Governmental Entity on a timely basis.

SECTION 2.4                          Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or any other transaction contemplated hereby.

SECTION 2.5                          Adjustment of Company Common Share Merger Consideration, Option Merger Consideration and RSE Merger Consideration .  In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company Common Shares issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Company Common Share Merger Consideration, Option Merger Consideration and RSE Merger Consideration; provided, however, that nothing set forth in this Section 2.5 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule attached to this Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one Section of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent from the face of the disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1                          Organization and Qualification; Subsidiaries and Other Interests.

(a)  The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.  The Company Declaration of Trust, as amended and supplemented through the date hereof, is in effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced.  The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has all requisite real estate investment trust power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted in all material respects.  The term “Company Material Adverse Effect” means any change, condition, circumstance or effect that (x) is, or is reasonably likely to be, materially adverse to the assets, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (y) has the effect of preventing or materially impairing or delaying the ability of the Company to perform any of its obligations under this Agreement or to consummate the Merger or any other transactions contemplated by this Agreement (in each case, other than changes, conditions, circumstances or effects that are the result of (i) economic factors affecting the economy or financial markets as a whole or generally affecting any of the industries and markets in which the

Company or any of the Company Subsidiaries operates, (ii) natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof that do not result in the destruction of or material physical damage to a material portion of the properties of the Company and the Company Subsidiaries, taken as a whole, (iii) any change in applicable laws, rules or regulations or accounting rules, (iv) that arise out of or result from actions taken by the parties in accordance with this Agreement or in connection with the announcement of the execution of this Agreement or (v) a change in the market price or trading volume of the Company Common Shares (provided that a change in the market price or trading volume of the Company Common Shares may be used, as applicable, as evidence that some other effect, condition, circumstance or change has had a Company Material Adverse Effect), except that the exclusions set forth in clause (i) shall only be effective if the Company and the Company Subsidiaries are not disproportionately impacted by such events when compared to other companies in the industries and markets in which the Company and the Company Subsidiaries operate).

(b)  Each Material Company Subsidiary and Material JV (each as defined below) is listed in Section 3.1(b) of the Company Disclosure Schedule, together with their respective jurisdictions of organization and percentage ownership by the Company.  Each Company Subsidiary and Material JV is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate, partnership or limited liability company power and authority, as the case may be, to own its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Subsidiary and Material JV is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensure, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  For purposes of this Agreement, “Company Subsidiary” means any Subsidiary of the Company (but not including any Material JV); “Material JV” means Rochelle Development Joint Venture, LLC, a Delaware limited liability company; and “Material Company Subsidiary” means a Company Subsidiary that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X.

(c)  Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the Company Subsidiaries and all of the outstanding equity or voting securities or other interests of each of the Material JVs described in Section 3.1(b) of the Company Disclosure Schedule as being owned by the Company or by a Company Subsidiary have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by a Company Subsidiary, and (C) owned, directly or indirectly, free and clear of any Lien (as hereinafter defined).  None of the outstanding equity or voting securities or other interests in each of such Company Subsidiaries and Material JVs that is a partnership, joint venture, limited liability company or trust which are described in Section 3.1(b) of the Company Disclosure Schedule as being owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary has been issued in violation of any preemptive rights applicable to such issuance.  For purposes of this Agreement, “Lien” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(d)  Except for any Subsidiary of the Company and except as set forth in Section 3.1(d) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Material Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

(e)  The Company has previously made available to Parent true and complete copies of the Company Declaration of Trust and the Company Bylaws and the articles or certificate of incorporation, bylaws, limited liability company or partnership agreement (or the equivalent organizational documents) of each Material Company Subsidiary and Material JV, each as amended through the date hereof.  Such documents are in full force and effect.

SECTION 3.2                          Capitalization.

(a)  The Company Declaration of Trust authorizes the issuance of up to 130,000,000 shares of beneficial interest, consisting of 120,000,000 Company Common Shares and 10,000,000 Series Preferred Shares.  Of the authorized Series Preferred Shares, 50,000 are designated as Junior Participating Preferred Shares, Series A (the “Junior Participating Shares”), 1,000,000 are designated as Series B Preferred Shares and 100,000 are designated as Series D Preferred Shares.  As of the date hereof (the “Measurement Date”); (i) 49,332,231 Company Common Shares were issued and outstanding (including 640,600 Company Common Shares held in the treasury of the Company or by any Company Subsidiary); (ii) no Junior Participating Shares were issued and outstanding; (iii) 235,030 Series B Preferred Shares were issued and outstanding; (iv) 100,000 Series D Preferred Shares were issued and outstandin; (v) 540,298.9 Company Common Shares have been authorized and reserved for issuance upon conversion of the Series B Preferred Shares (vi) 4,346,179 Company Common Shares are issuable upon exercise of Company Share Options, (vii) 40,492 Company RSEs were outstanding; and (viii) 21,989.289 Company Common Shares are issuable upon conversion of the convertible partnership interests described in Section 3.2(c) of the Company Disclosure Schedule.  As of the date of this Agreement, the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above.  All such issued and outstanding shares of beneficial interest of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the Maryland REIT Law, the Company Declaration of Trust or Company Bylaws or any agreement to which the Company is a party or is otherwise bound.  On the date hereof, the Series B Preferred Shares are convertible into Common Shares at a conversion price of $21.75 (equivalent to 2.2989 Common Shares per Series B Preferred Share).

(b)  The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c)  Except for the Rights and Company Share Options and the convertible partnership interests described in Section 3.2(c) of the Company Disclosure Schedule (the “Company Share Rights”) and the Series B Preferred Shares, there are no existing options, warrants, calls, subscription rights, preemptive rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate the Company to issue, transfer or sell any shares of beneficial interest (or similar ownership interest) of the Company or any investment which is convertible into or exercisable or exchangeable for any such shares.  Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Share Options, Company Restricted Shares and Company RSEs, including the name of the Person to whom such Company Share Options, Company Restricted Shares and Company RSEs have been granted, the type of award, the number of shares or stock equivalents subject to each and the per share exercise price or conversion price, as applicable of each.  Except for the Company Share Rights and the Company RSEs, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards or “phantom” shares.

(d)  Except as set forth in Section 3.2(d) of the Company Disclosure Schedule and those set forth in the Company Declaration of Trust, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of beneficial interest of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(e)  Except for the Series B Preferred Shares and as set forth in Section 3.2(c) and Section 3.2(e) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem, exchange, convert or otherwise acquire any shares of beneficial interest or any other securities of the Company.

(f)  The Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities or the securities of any Company Subsidiary or Material JV under the Securities Act of 1933, as amended (the “Securities Act”).

(g)  Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, preemptive rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate any Company Subsidiary or Material JV to issue, transfer or sell any shares of beneficial interest (or similar ownership interest) of such Company Subsidiary or Material JV or any investment which is convertible into or exercisable or exchangeable for any such shares.  No Company Subsidiary has, and to the knowledge of the Company, no Material JV has, issued any share appreciation rights, dividend equivalent rights, performance awards or “phantom” shares.  Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, there are no agreements or understandings to which any Company Subsidiary or, to the knowledge of the Company, any Material JV is a party with respect to the voting of any shares of beneficial interest of such Company Subsidiary or Material JV or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.  Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, there are no outstanding contractual obligations of any Company Subsidiary or, to the knowledge of the Company, any Material JV to repurchase, redeem, exchange, convert or otherwise acquire any shares of beneficial interest or any other securities of the Company.

SECTION 3.3                          Authority Relative to this Agreement; Shareholder Approval.

(a)  The Company has all necessary power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby.  No other proceedings on the part of the Company or any Company Subsidiary are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger and this Agreement, to the extent required by Law, the Company Shareholder Approval (as hereinafter defined)).  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)  The Company Board has duly and validly authorized the execution and delivery of this Agreement, has declared advisable and approved the consummation of the Merger and the other transactions contemplated hereby, has declared that the Company Common Share Merger Consideration is fair to the holders of Shares, and has directed that the Merger and the other transactions contemplated hereby be submitted for consideration at a special meeting of the shareholders of the Company and no other actions are required to be taken by the Company Board for the consummation of the Merger and the other transactions contemplated hereby.  Subject to the provisions of Section 6.4(b) hereof, the Company Board has and will recommend to the shareholders that they vote in favor of the Merger.  The affirmative approval of this Agreement and the Merger by at least two-thirds of all the votes entitled to be cast on the matter by the holders of all outstanding Company Common Shares as of the record date for the Company Shareholders’ Meeting (the “Company Shareholder

Approval”) is the only vote of the holders of any class or series of stock of the Company necessary to approve this Agreement and the Merger.

SECTION 3.4                          Company SEC Reports; Financial Statements; Securities Law Matters.  (a)  Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company has filed all required forms, reports and documents with the SEC from January 1, 2002 through the date hereof (collectively, the “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder applicable to such forms, reports and documents, each as in effect on the dates such forms, reports and documents were filed, except to the extent that such forms, reports and documents have been modified or superseded by later forms, reports and documents filed prior to the date of this Agreement.  Except as set forth in Section 3.4 of the Company Disclosure Schedule, none of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by later Company SEC Reports filed prior to the date of this Agreement.  Except as set forth in Section 3.4 of the Company Disclosure Schedule, the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports (except to the extent such statements have been amended or modified by later Company SEC Reports filed prior to the date of this Agreement) filed prior to the date of this Agreement complied as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

(b)  To the extent required, the Company has complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 that are currently in effect.

SECTION 3.5                          No Undisclosed Liabilities.  Except (i) as set forth in Section 3.5 of the Company Disclosure Schedule, (ii) to the extent disclosed in any forms, reports and documents filed by the Company with the SEC prior to the date hereof (the “Company Filed SEC Reports”), (iii) liabilities incurred on behalf of the Company or any Company Subsidiary in connection with this Agreement and (iv) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005, none of the Company or its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

SECTION 3.6                          Events Subsequent to Most Recent Fiscal Quarter End.  Except as disclosed in the Company Filed SEC Reports, from September 30, 2005 through the date hereof, (i) there has not been any adverse change in the consolidated financial condition of the Company and the Company Subsidiaries taken as a whole which would constitute a Company Material Adverse Effect; and (ii) neither the Company nor any of the Company Subsidiaries has taken any action which, if taken after the date of this Agreement without Parent’s consent, would be prohibited by paragraphs (g), (h) or (p) of Section 5.1.

SECTION 3.7                          Consents and Approvals; No Violations.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, assuming the receipt of the Company Shareholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the New York Stock Exchange, state securities or state “blue sky” laws, the HSR Act (as hereinafter defined) or any other antitrust law and (b) the filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any of its Material Company Subsidiaries or Material JVs, (ii) require any filing by the Company or any of its Subsidiaries or Material JVs with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) require any consent or notice under, result in a violation or breach by the Company or any of its Subsidiaries or Material JVs of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries or Material JVs pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or contract to which the Company or any of its Subsidiaries or Material JVs is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or Material JVs or any of their respective properties or assets (each, a “Law” and collectively, the “Laws”), excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, trigger events, creation of Liens or defaults which, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Merger, (B) would not otherwise prevent or materially delay performance by the

Company of its material obligations under this Agreement or (C) would not have a Company Material Adverse Effect.

SECTION 3.8                          Litigation.  Except as set forth in the Company Filed SEC Reports and except for suits, claims, actions, proceedings or investigations arising from the usual, regular and ordinary course of operations of the Company and its Subsidiaries involving collection matters or personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or Material JV and (b) neither the Company nor any Subsidiary or Material JV is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Entity which, in the case of (a) or (b), (i) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Merger or (ii) would have a Company Material Adverse Effect.

SECTION 3.9                          Properties.

(a)  (i)  Section 3.9(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list and address of all real property owned by the Company, its Material Company Subsidiaries, its Material JVs and certain other Company Subsidiaries (“Property Company Subsidiaries”) as of the date of this Agreement (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).  The Company, its Material Company Subsidiaries, Material JVs and Property Company Subsidiaries own good and marketable fee simple title to each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties, and (iii) such other Property Restrictions and other matters; provided, however, in the case of clauses (ii) and (iii) above, such matters do not have, individually or in the aggregate, a Company Material Adverse Effect (such matters in clauses (i), (ii) and (iii) above, collectively, “Permitted Encumbrances”).  For purposes of this Agreement, “Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) any matter disclosed in the Company Title Insurance Policies (as defined herein) (provided that any such title exceptions identified on any Company Title Insurance Policy as securing any indebtedness, other than the indebtedness identified in Section 3.9(a)(i) of the Company Disclosure Schedule or the Company Filed SEC Reports, has been released of record since the date of the Company Title Insurance Policy in question) or other materials made available to Parent (whether material or immaterial), (iii) Liens and obligations arising under the Material Contracts, (iv) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iv) the Company Leases (as defined herein), (v) mortgages and deeds of trust granted as security for financings listed or described in the Company Disclosure Schedule or the Company Filed SEC Reports and (vi) any other Lien not specifically addressed in clauses (i) – (v) of this sentence which does not, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company nor any of the Material Company Subsidiaries or Property Company Subsidiaries nor, to the Company’s knowledge, any Material JV has received any written notice that the Company or the applicable Material Company Subsidiary, Property Company Subsidiary or Material JV has violated any material covenants, conditions, easements or restrictions of record affecting any of the Company Properties, which violation has not been cured and, if not cured, would have a Company Material Adverse Effect.

(ii)                                  Section 3.9(a)(ii) of the Company Disclosure Schedule lists each material parcel of real property leased (including ground leases) or subleased as of the date of this Agreement by the Company, any of the Material Company Subsidiaries, any Material JV or certain other Subsidiaries of the Company (“Ground Leasing Subsidiaries”) (collectively, the “Leased Properties”).  The Company, the applicable Material Company Subsidiary, Ground Leasing Subsidiary or Material JV owns a valid leasehold interest in the Leased Properties.  True, correct and complete copies of all leases and each material amendment thereto concerning the Leased Properties (“Lease Documents”) have been made available to Parent.  Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the applicable Material Company Subsidiary or Ground Leasing Subsidiary and, to the knowledge of the Company, as against the other party thereto and none of the Company or any Material Company Subsidiary or Ground Leasing Subsidiary is in breach or default of any such Lease Document, except, in each case, as would not have a Company Material Adverse Effect.

(b)  The Company and each of its Material Company Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except for Permitted Encumbrances.

(c)  Except as provided for in Section 3.9(c) of the Company Disclosure Schedule, to the Company’s knowledge, valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Material Company Subsidiary’s, Property Company Subsidiary’s or the applicable Material JV’s (or the applicable predecessor’s or acquiror’s) fee simple title to the Company Properties, subject only to Permitted Encumbrances, and to the Company’s knowledge, such policies are, at the date hereof, valid and in full force and effect and no written claim has been made against any such policy.  A correct and complete copy of each Company Title Insurance Policy has been previously made available to Parent.

(d)  Section 3.9(d) of the Company Disclosure Schedule sets forth each contract to which the Company, any Material Company Subsidiary, Property Company Subsidiary or Material JV is a party as of the date of this Agreement (i) for the acquisition, option to acquire, development or construction of any Company Property or any other real property that may result in total payments by or liability of the Company, any Material Company Subsidiary, Property Company Subsidiary or Material JV in excess of $10.0 million or (ii) for the disposition or the option to sell (by merger, purchase, or sale of assets or stock or otherwise) of any Company Property or any other real property for consideration in excess of $10.0 million.

(e)  The Company has no knowledge (i) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of all utilities, driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained, is not in full force and effect and for which a renewal application has not been timely filed, except for such failures to obtain, to have in full force and effect or to renew, which do not have a Company Material Adverse Effect, nor of any pending written threat of modification or cancellation of any of same, which have a Company Material Adverse Effect; (ii) of any structural defects relating to any Company Properties which have a Company Material Adverse Effect; (iii) of any Company Properties whose building systems are not in working order to an extent which have a Company Material Adverse Effect; or (iv) of any physical damage to any Company Properties to an extent which have a Company Material Adverse Effect.

(f)  Neither the Company nor any of the Material Company Subsidiaries or Property Company Subsidiaries nor, to the Company’s knowledge, any Material JV has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company’s knowledge, threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith, in the case of clauses (i) and (ii) above, which have a Company Material Adverse Effect.

(g)  To the Company’s knowledge, all work required to be performed, payments required to be made and actions required to be taken prior to the date of this Agreement pursuant to any application, submission or agreement the Company, any of its Material Company Subsidiaries or Property Company Subsidiaries or any Material JV has entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where the failure to perform, pay or take would not have a Company Material Adverse Effect.

(h)  Section 3.9(h) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each lease, ground lease or other occupancy agreement pursuant to which the Company, any Material Company Subsidiary, Property Company Subsidiary or Material JV, as a landlord, leases any Company Property and which lease or agreement is for more than 50,000 square feet and is for a duration of six months or more (individually, “Company Lease” and collectively, “Company Leases”).  Each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company, a Material Company Subsidiary, Property Company Subsidiary or a Material JV, and (b) to the knowledge of the Company, the other parties thereto, except as would not have a Company Material Adverse Effect.  Except as listed in Section 3.9(h) of the Company Disclosure Schedule, or as would not have a Company Material Adverse Effect, the Company, its Material Company Subsidiaries, Property Company Subsidiary and Material JVs have performed all obligations required to be performed by it to date under each of the Company Leases and neither the Company nor any of its Material Company Subsidiaries, Property Company Subsidiary nor any Material JV, nor to the knowledge of the Company, any other party, is in default under any Company Lease, which default has a Company Material Adverse Effect (and to the Company’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default).  The Company has made available to Parent a correct and complete copy of each Company Lease and all amendments thereto.  Section 3.9(h) of the Company Disclosure Schedule includes any Company Lease which has been executed for which the term has not yet commenced.  With respect to each Company Lease, Section 3.9(h) of the Company Disclosure Schedule sets forth (i) the name of the tenant, (ii) the expiration date and (iii) the base rent.

(i)  All rent has been properly calculated and billed to tenants in all material respects pursuant to the Company Leases, except as would not have a Company Material Adverse Effect.

(j)  Except as would not have a Company Material Adverse Effect, as of the date of this Agreement neither the Company nor any of its Material Company Subsidiaries, Ground Leasing Subsidiaries, Property Company Subsidiaries nor any Material JV has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any Third Party to purchase or otherwise acquire a Company Property, which, in each case, would be triggered by the Merger.

(k)  The Company has not received any notices from lenders or insurance carriers requiring material repairs or other material alterations to Company Properties which have not been completed as of the date of this Agreement.

(l)  All of the Company Properties are managed by the Company or a Subsidiary.

SECTION 3.10                    Employee Plans.

(a)  Section 3.10(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each employee benefit plan, within the meaning of ERISA Section 3(3), and each other material employee benefit plan, program or arrangement, including each material benefit plan, program or arrangement providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars or tuition reimbursement (collectively, the “Employee Programs”), which is currently maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company has material liability. Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

(b)  With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program): (i) the current plan and trust documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the most recent summary plan description for such Employee Program and all modifications thereto; (v) all material correspondence with the Department of Labor or the IRS since January 1, 2002; and (vi) any insurance policy that provides benefits under such Employee Program.

(c)  Each Employee Program has been administered and operated in accordance with its terms and the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.  No Employee Program is subject to Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employees’ beneficiary association or is a multiemployer plan, within the meaning of ERISA Section 3(37).

(d)  Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(e)  Neither the Company, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a penalty or pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code, in each case in an amount that would have a Company Material Adverse Effect.

(f)  No liability, claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business) which would have a Company Material Adverse Effect.

(g)  Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, no Employee Program provides for medical, life insurance or other welfare plan benefits (other than under Section 4980B of the Code or state health continuation laws) to any current or future retiree or former employee.

SECTION 3.11                    Labor Matters.

(a)  Neither the Company nor any Subsidiary or Material JV is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of its Subsidiaries or Material JVs, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or Material JV relating to its business. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Subsidiary or Material JV.

(b)  Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or Material JV in any forum by or on behalf of any present or former employee of the Company or any Subsidiary or Material JV, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any Subsidiary or Material JV in connection with the employment relationship which would have a Company Material Adverse Effect.

SECTION 3.12                    Environmental Matters.  Except as disclosed in Section 3.12 of the Company Disclosure Schedule, as disclosed in the Company Filed SEC Reports or as would not have a Company Material Adverse Effect, (i) each of the

Company and its Subsidiaries and Material JVs is and has been, and at all times during the Company’s and each of its Subsidiaries’ and Material JVs’ ownership and operation of the Company Properties, the Company Properties are and have been (and with respect to former Subsidiaries and properties formerly owned, leased or operated by the Company or said former Subsidiaries, to the knowledge of the Company, was during the period owned, leased or operated by any of them) in compliance with Environmental Laws; (ii) each of the Company and its Subsidiaries and Material JVs has obtained and currently possess and maintain all Company Permits required by Environmental Laws (collectively, “Company Environmental Permits”) in connection with their ownership of the Company Properties or the development by the Company or its Subsidiaries or Material JVs of the Company Properties (provided that no representation or warranty is made with respect to any permit required to be obtained by any lessee of a Company Property or any person other than the Company, its Subsidiaries or Material JVs with respect to the conduct of business on the Company Properties), all such Company Environmental Permits are in good standing and renewals timely applied for, and each of the Company and its current Subsidiaries and Material JVs is and has been in compliance with the terms and conditions of such Company Environmental Permits, and each of the Company’s former Subsidiaries, to the Company’s knowledge, was in compliance with the terms and conditions of such Company Environmental Permits at all times during the periods in which such former Subsidiaries were Subsidiaries of the Company or prior thereto; (iii) none of the Company and its Subsidiaries and Material JVs or real property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its current and former Subsidiaries and Material JVs or any of their respective predecessors is subject to any pending or, to the knowledge of the Company, threatened Environmental Claim; (iv) none of the Company, its current Subsidiaries and Material JVs, its former Subsidiaries (pertaining only to the periods in which such former Subsidiaries were Subsidiaries of the Company or prior thereto) and, to the knowledge of the Company, no other party whose liability would be attributable to the Company or any such Subsidiary or Material JV, has generated, arranged for the disposal of or otherwise caused to be disposed of any Hazardous Material at any off-site location at which any investigation, monitoring, cleanup, removal, remediation or other response has occurred or is reasonably expected by the Company under Environmental Laws; (v) no Company Property or any property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its current and former Subsidiaries or Material JVs or any of their respective predecessors has been the subject of any treatment, storage, disposal, accumulation, generation, release or threatened release of Hazardous Materials for which any investigation, monitoring, cleanup, removal, remediation or other response has occurred or is reasonably expected by the Company under Environmental Laws; (vi) except as permitted by law, and to the knowledge of the Company, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any of the Company Properties, nor are there any former wetlands at any of the Company Properties that have been dredged or filled nor is any Company Property subject to any current or, to the knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record; (vii) no capital expenditures are presently required to maintain or achieve compliance with Environmental Laws; (viii) to the knowledge of the Company, except as permitted by Law, there are no underground storage tanks, polychlorinated biphenyls (“PCB”) or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or asbestos or asbestos-containing materials at any Company Property; (ix) there have been no material incidents of water damage or visible evidence of mold growth at any of the Company Properties; (x) except for customary terms in favor of lenders in mortgages and trusts, none of the Company or its Subsidiaries or Material JVs has assumed any liability of or duty to indemnify or pay contribution to any other party for any claim, damage or loss arising out of any Hazardous Material or pursuant to any Environmental Law; (xi) no filing, notification or other submission to any Governmental Entity or any approval from any Governmental Entity is required under any Environmental Law for the execution of this Agreement or for the consummation of the Merger or any of the other transactions contemplated hereby; and (xii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries or Material JVs has received any request for information from any Governmental Entity, pursuant to Section 104(e) of CERCLA (as defined below) or any similar Environmental Law.

As used in this Agreement:

“Environmental Claims” means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law or any Company Environmental Permit, as the case may be, that the Company has received directly or by its registered agent in writing or for which there is Company knowledge.

“Environmental Laws” means all applicable federal, state, and local Laws, rules and regulations, orders, judgments, decrees and other legal requirements including, without limitation, common law relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.  Section 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Act, as amended (49 U.S.C.  Section.  5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C.  Section.  136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C.  Section 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C.  Section.  7401 et seq.); the Clean Air Act, as amended (42 U.S.C.  Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C.  Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C.  Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C.  Section 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute and any requirements or standards applicable to the voluntary cleanup of environmental contamination.

“Hazardous Material” means all substances, pollutants, chemicals, compounds and wastes regulated under Environmental Laws and petroleum and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including without limitation mold or other toxic growth.

The Company and its Subsidiaries have made available to Parent all material environmental audits, reports and other material environmental documents and reports in their possession or control relating to their current and, to the extent the Company or its Subsidiaries have knowledge that they are potentially liable, their or any of their respective predecessors’ formerly owned or operated properties, facilities or operations.

SECTION 3.13                    Tax Matters.

(a)  All federal Tax Returns (as hereinafter defined) and all other material Tax Returns required to be filed by or on behalf of the Company or any of its Tax Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete in all material respects.  Except as and to the extent publicly disclosed by the Company in the Company Filed SEC Reports, (i) all Taxes payable by or on behalf of the Company or any of its Tax Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith.  Neither the Company nor any of its Tax Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and to the knowledge of the Company, no request for any such waiver or extension is currently pending.  For purposes hereof, “Tax Subsidiary” means any entity in which the Company owns a direct or indirect equity interest for federal income tax purposes of at least 10%, determined by either voting power or value, other than CenterPoint Venture, LLC and any entity in which CenterPoint Venture LLC owns a direct or indirect equity interest.

(b)  The Company (i) for all taxable years commencing in 1994, the year in which the Company first made a REIT tax election, through the most recent December 31, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year of this Agreement and, if different, the taxable year including the date including the date the Merger becomes effective and (iii) has not taken or omitted to take any action which would reasonably be likely to result in a challenge to its status as a REIT, and, to the Company’s knowledge, no challenge to the Company’s status as a REIT is pending or threatened in writing.  Each

Tax Subsidiary of the Company that is a partnership, joint venture, or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of the date of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets that would cause the Company to violate the requirements of Section 856(c)(4) of the Code.  Each Tax Subsidiary of the Company that is a corporation has been since the later of the date of its formation or the date on which such Tax Subsidiary became a Tax Subsidiary of the Company a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code.  Neither the Company nor any of its Tax Subsidiaries holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code, including as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.

(c)  Since January 1, 2000, the Company has incurred no liability for excise taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any excise tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company nor any of its Tax Subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business.  No event has occurred and no condition or circumstance exists which presents a material risk that a Tax described in the preceding sentence will be imposed on the Company or any of its Tax Subsidiaries that would, if imposed, have a Company Material Adverse Effect.

(d)  No audit or other proceeding by any taxing authority is pending with respect to any Taxes due from or with respect to any Tax Subsidiary, nor is there any material dispute with respect to any liability for Taxes of the Company or any Tax Subsidiary either claimed or raised, or to the knowledge of the Company, threatened in writing.

(e)  The Company and its Tax Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; (ii) have duly and timely withheld from employee salaries, wages and other compensation and from distributions to any shareholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; and (iii) have in all material respects properly completed and timely filed all IRS forms required thereof.

(f)  The Company has made available to Parent correct and complete copies of (A) all federal and other Tax Returns of the Company and its Tax Subsidiaries relating to the taxable periods ending since December 31, 2002 which have been filed and (B) any audit report issued within the last five years relating to any Taxes due from or with respect to the Company or any of its Tax Subsidiaries.  As of the date of this

Agreement, the Company has not received any written requests for information from any taxing authority that could affect Taxes of the Company or any Tax Subsidiary in any material respect.

(g)  Except for written claims involving amounts of less than $200,000 in the aggregate, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Tax Subsidiaries does not file Tax Returns such that the income of Company or any such Tax Subsidiary is or may be subject to taxation by that jurisdiction.

(h)  As of the date of this Agreement, neither the Company nor any other Person on behalf of the Company or any of its Tax Subsidiaries has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.

(i)  Neither the Company nor any of its Tax Subsidiaries (i) is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement between the Company and any of its Tax Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing and (ii) has any material liability for the Taxes of any Person other than the Company and its Tax Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(j)  As of the date of this Agreement, neither the Company nor any of its Tax Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k)  Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(l)  Neither the Company nor any of its Tax Subsidiaries has engaged in any transaction that has given rise to or could be reasonably expected to give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder.  The Company and all of its Tax Subsidiaries have complied with all obligations applicable to the Company or the relevant Tax Subsidiary under Sections 6111 and 6112 of the Code.

(m)  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(n)  As of the date of this Agreement, the Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(o)  For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, any liability in respect of taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.  “Tax Returns” shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

SECTION 3.14                    Material Contracts.

(a)  Except for agreements filed as exhibits to the Company Filed SEC Reports, Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means the following written or oral contracts or agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Subsidiary or Material JV is a party affecting the obligations of any party thereunder) to which the Company or any Subsidiary or Material JV is a party or by which any of their respective properties or assets are bound: (i) (A) employment agreements, severance, retention, golden parachute, change in control or termination agreements with officers, labor or collective bargaining agreements, (B) any non-competition contract with any officer with an annual base salary in excess of $200,000 and (C) indemnification contracts with officers, trustees and directors of the Company or any Subsidiary or Material JV; (ii) material partnership or material joint venture agreements with a party other than the Company or any wholly-owned Company Subsidiary (a “Third Party”); (iii) contracts on Section 3.9(a)(ii) and 3.9(d) of the Company Disclosure Schedule; (iv) material loan or credit agreements, letters of credit, bonds, mortgages, indentures, guarantees, or other material agreements or instruments evidencing indebtedness for borrowed money by the Company or any Subsidiary or

Material JV or any such agreement pursuant to which indebtedness for borrowed money may be incurred, or evidencing security for any of the foregoing in each case relating to indebtedness or potential maximum indebtedness in excess of $20.0 million (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business); (v) agreements that purport to limit, curtail or restrict the ability of the Company or any Subsidiary or Material JV to compete in any geographic area or line of business, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or any Subsidiary or Material JV contained in the Company Leases and in other recorded documents by which real property was conveyed by the Company to any user; (vi) contracts or agreements executed by the Company or any Subsidiary since September 30, 2005 and prior to the date of this Agreement that would be required to be filed as an exhibit to a Form 10-K or Form 10-Q; (vii) material agreements, notes and other material instruments related to (a) the issuance or securitization of tax incremental allocation notes in connection with the Company’s intermodal project in Will County, Illinois, and (b) the issuance of payment certificates in connection with the Company’s redevelopment project in the Village of McCook, Illinois, and (viii) any other contract (including, without limitation, any brokerage agreements) entered into by the Company or any Subsidiary or Material JV, which may result in total payments by or liability of the Company or any Subsidiary or Material JV in excess of $20.0 million; provided that any contract under clause (viii) above that, by its terms, is terminable within six months (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Material Contract.

(b)  The Company has made available to Parent true and complete copies of all Material Contracts. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the knowledge of the Company, with respect to each other party to any of such Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any Subsidiary or Material JV is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, (ii) to the knowledge of the Company, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (i) or (ii) for those violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.15                    Opinion of Financial Advisor.  The Company has received an opinion of Wachovia Capital Markets, LLC to the effect that the Company Common Share Merger Consideration is fair to the holders of Company Common

Shares from a financial point of view.  A copy of such opinion shall be delivered to Parent promptly after the date hereof.

SECTION 3.16                    Brokers.  The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, Parent or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained Wachovia Capital Markets, LLC as financial advisor to the Company’s Committee of Independent Trustees in connection with the Merger.  The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and Wachovia Capital Markets, LLC relating to the Merger.

SECTION 3.17                    Takeover Statutes.  The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations of the Maryland Business Combination Act and Maryland Control Share Acquisition Act or any takeover provision in the Company Declaration of Trust, Company Bylaws or other organizational document to which the Company is a party (collectively, “Takeover Statutes”).

SECTION 3.18                    Transactions with Affiliates.  Except as set forth in Section 3.18 of the Company Disclosure Schedule or as disclosed in the Company Filed SEC Reports (other than compensation, benefits and advances received in the ordinary course of business as an employee, trustee, director or consultant of the Company or the Company Subsidiaries), no trustee, director, officer or other Affiliate of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such trustee, director, officer or other Affiliate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons), has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Subsidiary or Material JV; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary or Material JV; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary or Material JV (an “Affiliate Transaction”).  As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act; provided that for purposes of Section 3.18 (i) any transactions between or among the Company, any Subsidiary or any Material JV and (ii) any transaction with any person that would constitute an Affiliate Transaction solely because the Company, a Subsidiary or a Material JV has an equity interest in or otherwise controls such other person shall not be deemed to be an Affiliate Transaction.

SECTION 3.19                    Investment Company Act of 1940.  Neither the Company nor any of the Company’s Subsidiaries is, or at the Closing Date will be, required to be registered under the Investment Company Act of 1940, as amended.

SECTION 3.20                    Intellectual Property.  Except as would not have a Company Material Adverse Effect, the Company does not have knowledge of any valid grounds for any bona fide claims: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any Subsidiary, infringes on any Intellectual Property of any Third Party, (ii) against the use by the Company or any Subsidiary of any Intellectual Property used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted, (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights material to the Company and its Subsidiaries, taken as a whole, or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by the Company or any of its Subsidiaries.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property currently used in its business as presently conducted.

As used in this Agreement, the term (i) ”Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (ii) ”Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any Third Party, and (iii) ”Company Intellectual Property Rights” means the Intellectual Property owned or used by the Company or any of its Subsidiaries.

SECTION 3.21                    Insurance.  The Company has made available to Parent prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming the Company or any Subsidiary as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums.  The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies other than such non-payments or defaults as would not have a Company Material Adverse Effect.  Prior to the date hereof, neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy made available to Parent that is held by, or for the benefit of, any of the Company or any of its Subsidiaries or that relates to any Company Property.

SECTION 3.22                    Definition of the Company’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual (as opposed to constructive or imputed) knowledge of those individuals identified in Section 3.22 of the Company Disclosure Schedule.

SECTION 3.23                    Proxy Statement; Company Information.  The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement (as defined in Section 6.1) or incorporated by reference therein and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Shareholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent or Merger Sub for inclusion therein.  All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 3.24                    Rights Agreement.  The Company has taken all actions necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement, and the other transactions contemplated hereby and thereby, including that none of the foregoing will give rise to a “Distribution Date,” “Stock Acquisition Date” or “Triggering Event” or result in Parent or any of its Affiliates becoming an “Acquiring Person” (each as defined in the Rights Agreement), under the Rights Agreement.  The Rights shall expire, and shall no longer be exercisable, immediately prior to the Effective Time without any payment being made in respect thereof.

SECTION 3.25                    Compliance with Laws.  Neither Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Material JV is in conflict with, or in default or violation of, any Laws applicable to the Company or such Subsidiary or Material JV or by which any of their assets is bound, except in each case for conflicts, defaults or violations that would not have a Company Material Adverse Effect.

SECTION 3.26                    TIF Notes.  There are no tax increment allocation financing notes with respect to the Company’s intermodal project in Will County, Illinois outstanding other than (i) the Senior Lien Notes (Tax Increment Allocation Notes, Series 2003 (Deer Run Industrial Park Project)) issued by the Village of Elwood on November 30, 2003 to Bank of New York, as Trustee under that certain Master Trust Agreement dated as of January 1, 2004 (the “Master Trust Agreement”) as supplemented by that certain Series Trust Agreement dated as of January 1, 2004 (the “Series Trust Agreement and, together with the Master Trust Agreement, the “Trust Agreement”), each by and between CNT Administrator, LLC and Bank of New York , as Master Trustee (the “Master Trustee”) in an original principal amount of $47,326,542.23 (the “2003 Senior TIF Notes”) and (ii) Junior Lien Notes (Tax Increment Allocation Notes, Series 2003 (Deer Run Industrial Park Project)) issued by the Village of Elwood on November 30, 2003 to CenterPoint Intermodal LLC and CenterPoint Realty Services Corporation in an original principal amount of $63,556,145.77 (the “2003 Junior Lien Notes”).  No tender rights certificates evidencing tender rights have been issued with respect to the 2003 Junior Lien Notes.  CenterPoint Intermodal LLC has good and marketable title to the 2003 Junior Lien Notes, free and clear of all claims, liens, security interests encumbrances.  CNT Administrator LLC has good and marketable title to the Class B Certificates issued to CNT Administrator LLC by the trust created by the Trust Agreement , free and clear of all claims, liens, security interests encumbrances but in all respects subject and subordinate to the right, title and interest of the holders of the Class A Certificates (as defined in the Trust Agreement).  There are no tax increment allocation financing notes or payment certificates with respect to the Company’s Village of McCook redevelopment project outstanding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1                          Organization and Qualification.

(a)  Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California.  The Certificate of Formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced.  Parent is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Parent Material Adverse Effect.  Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect.  The term “Parent Material Adverse Effect” means any change, condition, circumstance or effect that, individually or together with all changes, conditions, circumstances or effects, is, or is reasonably likely to prevent or materially impair or materially delay the ability of any or both of Parent and the Merger Sub to perform their respective obligations under this Agreement or to consummate the Merger or any other transactions contemplated hereby.

(b)  Merger Sub is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.  The declaration of trust of Merger Sub is in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Sub have been commenced.  Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Parent Material Adverse Effect.  Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Sub to be conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect.

SECTION 4.2                          Authority Relative to this Agreement.

(a)  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby.  No other proceedings on the part of Parent or Merger Sub, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)  The Board of Managers of Parent, Board of Trustees of Merger Sub and Parent as the sole shareholder of Merger Sub have each duly and validly declared advisable, authorized and approved the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and taken all limited liability company, real estate investment trust or other actions required to be taken by the Board of Managers or members of Parent and the Board of Trustees or sole shareholder of Merger Sub for the consummation of the Merger and the other transactions contemplated hereby.

SECTION 4.3                          Consents and Approvals; No Violations.  Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” laws, the HSR Act or any other antitrust law and (b) for filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, Merger Sub or any other Subsidiary of Parent, (ii) require any filing by Parent, Merger Sub or any of Parent’s other Subsidiaries with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent or notice under, result in a violation or breach by Parent, Merger Sub or any of Parent’s other Subsidiaries of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of Parent, Merger Sub or any of Parent’s other

Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or material contract to which Parent, Merger Sub or any of Parent’s other Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any Laws, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would have a Parent Material Adverse Effect.

SECTION 4.4                          Litigation.  (a)  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against Parent or Merger Sub and (b) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Entity which, in the case of (a) or (b), (i) questions the validity of this Agreement or any action to be taken by Parent or Merger Sub in connection with the consummation of the Merger or (ii) would have a Parent Material Adverse Effect.

SECTION 4.5                          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger based upon arrangements made by and on behalf of Parent, Merger Sub or any of their Subsidiaries.

SECTION 4.6                          Available Funds; Commitment Letters.

(a)  Parent currently has or has reasonable access to, and on the Closing Date Merger Sub will have available, all funds necessary to pay the Merger Consideration payable hereunder, to refinance any existing indebtedness that may become due and payable as a result of the Merger and to fund any other obligations of the Company or any of its Subsidiaries that may become due and payable as a result of the Merger or any other transaction contemplated by this Agreement and any and all fees and expenses in connection with the Merger or the financing thereof.

(b)  Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company (i) a copy of the Financing Letter and (ii) the letter from LaSalle Investment Management, Inc., as Manager of Parent, addressed to the Company.

SECTION 4.7                          Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct or indirect wholly-owned Subsidiary of Parent.  Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Transactions contemplated hereby.  Merger Sub has no Subsidiaries.

SECTION 4.8                          No Ownership of Company Capital Stock.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, own any Shares or other securities of the Company and none of these entities has ever been deemed an “interested shareholder” or an “affiliate” of an interested shareholder of the Company for purposes of the Maryland Business Combination Act.

SECTION 4.9                          Proxy Statement.  The information, if any, supplied by Parent or Merger Sub to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Shareholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

SECTION 4.10                    Definition of Parent’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual (as opposed to constructive or imputed) knowledge of those individuals identified in Schedule 4.10.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1                          Conduct of Business by the Company.  During the period (the “Interim Period”) from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8.1 hereof (except to the extent required by the terms of this Agreement, to the extent set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing), the Company shall (i) use its commercially reasonable efforts to, and shall cause each Subsidiary and, to the extent within the power of the Company, cause each Material JV, to use its commercially reasonable efforts to, carry on its business in the usual, regular and ordinary course, consistent with past practice (except to the extent provided in the budgets for 2005 and 2006 set forth in Section 5.1 of the Company Disclosure Schedule for the Company and each Material JV (collectively, the “Corporate Budget”)), and use its commercially reasonable efforts to preserve intact its present business organization, the services of its present officers and employees consistent with past practice and its goodwill and relationships with tenants and others having business dealings with it and (ii) use its commercially reasonable efforts to comply in all material respects with, and shall cause each Subsidiary to comply in all material respects with, all applicable Laws wherever its business is conducted, including the filing of reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.  Without limiting the generality of the foregoing, during the Interim Period, neither the Company nor any Subsidiary will (except as expressly permitted by this Agreement, as required to effect the transactions contemplated hereby, to the extent set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, such consent, with respect to subsections (c), (d), (f), (k), (n), (p)(ii) and (u) only, not to be unreasonably withheld (it being understood that Parent shall respond within three (3)

Business Days to the Company’s communications soliciting such consent from Parent or such consent shall have been deemed to have been given)):

(a)  (i) split, combine or reclassify any shares of beneficial interest of the Company or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof and whether or not out of earnings and profits of the Company) in respect of any shares of beneficial interest of the Company, except for  (A) cash dividends (1) at a rate not in excess of $0.4625 per Company Common Share, declared quarterly, and having record dates in January, April, July and October in accordance with past practice and the payment prior to the Merger of any such dividends that are declared in accordance with this subsection (1) and (2) on the Series B Preferred Shares and the Series D Preferred Shares, in each case in accordance with their terms; (B) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, by the Company; (C) distributions in cash or Company Common Shares pursuant to dividend equivalent rights associated with outstanding Company RSEs, in accordance with past practices; (D) distributions contemplated by any partnership, limited liability company or other joint venture agreement between the Company or any Company Subsidiary and one or more Third Parties (a “Joint Venture Agreement”); and (E) distributions required for the Company to maintain its status as a REIT and for the Company not to be required to pay federal income taxes with respect to its earnings.

(b)  (i) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of beneficial interest (or similar interest) of any class or any other securities or equity equivalents of the Company (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents), other than the (A) issuance of Company Common Shares under the Company Share Rights outstanding on the date of this Agreement or acquired during the Interim Period under the terms of the Company Share Benefit Plans or through dividend equivalent rights in accordance with their present terms and (B) issuance of Company Common Shares upon the conversion of the Series B Preferred Shares or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents (including, without limitation, Company Share Rights of the Company or the Company Subsidiaries) except in connection with the exercise of Company Share Options or the forfeiture of Company Restricted Shares or Company RSEs upon termination of employment.

(c)  except for (i) transactions specifically contemplated in the Corporate Budget (ii) unspecified transactions having a value less than $5.0 million individually, provided the aggregate value of such unspecified transactions do not exceed the $200 million amount reserved under the Corporate Budget for “unspecified transactions,” and (iii) transactions set forth in Section 3.9 of the Company Disclosure Schedule, acquire, finance construction and improvements, make any loans, advances or capital contributions (pursuant to capital calls or otherwise), sell, substitute, encumber, purchase or originate any portfolio of mortgages or transfer or dispose of any assets;

(d)  except in accordance with the Corporate Budget or pursuant to credit facilities or other arrangements in existence as of the date hereof, incur any amount of indebtedness for borrowed money, assume, guarantee, indemnify or endorse or otherwise become directly or indirectly responsible or liable for any indebtedness of a Third Party, issue or sell debt securities, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Lien other than Permitted Liens thereupon, except in an amount not to exceed $5.0 million in the aggregate;

(e)  except pursuant to any mandatory payments under any credit facilities or other similar arrangements in existence on the date hereof or in accordance with the Corporate Budget, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, (ii) of fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants, which shall be paid by the party incurring such fees, costs or expenses or (iii) as contemplated by Section 5.1(k) or (n) below, except in an amount not to exceed $5.0 million in the aggregate;

(f)  except in accordance with the Corporate Budget, authorize, or enter into any commitment for, any capital expenditure relating to the Company Properties (including any alteration or other change to any of the Company Properties or the improvements thereon) in excess of $5.0 million in the aggregate;

(g)  change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to Parent and Merger Sub prior to any such change);

(h)  except as required by Law or as otherwise contemplated by this Agreement, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of their trustees or officers, (iii) increase the compensation or benefits payable or to become payable to any of its past or present trustees or officers, (iv) enter into any new employment or severance agreement with any of its past or present trustees or officers, (v) terminate the employment of any executive officer, (vi) establish, adopt, enter into, amend or take any action to accelerate rights under any Employee Program or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Program if it were in existence as of the date of this Agreement, (vii) grant any equity or equity-based awards to trustees, officers or employees, except in each case (A) for increases in salary or wages of employees (other than officers) in the ordinary course of business consistent with past practice and, in the aggregate, in accordance with the Corporate Budget, or (B) as required by existing Employee Programs or (viii) except as contemplated by Section 2.1;

(i)  amend the Company Declaration of Trust or Company Bylaws or similar organizational or governance documents of any Company Subsidiary or joint venture agreement applicable to any Material JV except, in each case, as contemplated herein;

(j)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than this Agreement and the Merger);

(k)  settle or compromise any pending or threatened litigation (whether or not commenced prior to the date of this Agreement) other than litigation set forth in Section 5.1 of the Company Disclosure Schedule or other than any settlement or compromise involving only the payment of monetary damages not in excess of $1.0 million in the aggregate;

(l)  amend the Corporate Budget in any material respect;

(m)  amend any term of any outstanding security of the Company or any of its Subsidiaries or Material JVs;

(n)  other than in accordance with the Corporate Budget, modify, terminate or amend any Material Contract or waive, release or assign any material rights or claims under any such Material Contract;

(o)  permit any insurance policy issued to the Company or any of its Material Company Subsidiaries naming the Company or any of the Material Company Subsidiaries or officers, directors or trustees as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(p)  (i) change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes, except as expressly required for changes in Law or regulation or as recommended by the Company’s independent auditors or its tax counsel or (ii) seek a private letter ruling from the IRS or comparable ruling from other taxing authorities;

(q)  authorize or take any action that would result in a change in the “Conversion Price” for the Series B Preferred Shares;

(r)  take any action to (i) amend the Rights Agreement, (ii) redeem the Company Rights, or (iii) exempt any Person (other than Parent and the Merger Sub) from the Rights Agreement unless such actions are taken simultaneously with a termination of this Agreement;

(s)  take any action to exempt any Person (other than Parent and Merger Sub) from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations of the Maryland Business Combination Act and the Maryland Control Share Acquisition Act or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement;

(t)  authorize any Material JV to take any of the foregoing actions (assuming for such purpose that the Material JV was a Company Subsidiary for purposes of this Section 5.1 and the Corporate Budget is the approved operating budget of such Material JV as of the date of this Agreement);

(u)  enter into any new lease, ground lease or other occupancy agreement pursuant to which the Company or any Company Subsidiary, as landlord, leases any Company Property, which lease or agreement (i) is for more than 200,000 square feet and (ii) has a base rent of less than 95% of the anticipated base rent set forth in the Corporate Budget for the applicable premises; or

(v)  enter into an agreement to take any of the foregoing actions.

ARTICLE VI

COVENANTS

SECTION 6.1                          Preparation of the Proxy Statement; Shareholders Meeting.

(a)  As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form (the “Proxy Statement”) and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.  The Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment thereto prior to making any submission thereof to the SEC.

(b)  If, at any time prior to the receipt of the Company Shareholder Approval, any event occurs with respect to the Company, Parent or Merger Sub or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file with the SEC, with Parent’s input and cooperation, any necessary amendment or supplement to the Proxy Statement.

(c)  Unless this Agreement has been terminated in accordance with the terms hereof, the Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Shares (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval, regardless of whether the Company Board has approved, endorsed or recommended another Acquisition Proposal or has withdrawn, modified or amended the Company Recommendation.  The Company shall cause the Proxy Statement to be mailed to such holders as promptly as reasonably practicable after the date of this Agreement.  The Company shall, through the Company Board, recommend to holders of the Company Common Shares that they give the Company Shareholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified its adoption of this Agreement and its recommendation in the Proxy Statement, as permitted by and determined in accordance with Section 6.4(c).  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares sufficiently in advance of a vote on this Agreement and the Merger to ensure that such vote occurs on the basis of full and complete information as required under applicable Law.

SECTION 6.2                          Other Filings.   As soon as reasonably practicable following the date of this Agreement, the Company, Parent and Merger Sub each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”).  Each of the Company, Parent and Merger Sub shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and Merger Sub shall supply the other with copies of all correspondence between it and each of its representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings.  The Company, Parent and Merger Sub each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

SECTION 6.3                          Additional Agreements.  Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company’s and its trustees’ right and duty to act in a manner consistent with their duties under applicable Law, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private Third Party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and use its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

SECTION 6.4                          No Solicitations.

(a)  The Company will, and will cause each of its Subsidiaries to, and its and their respective officers, trustees, employees and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal.  The Company will promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person’s consideration of an Acquisition Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company.  The Company will promptly inform its Representatives of the Company’s obligations under this Section 6.4 and will instruct its Representatives to notify the Company as promptly as practicable following receipt of an Acquisition Proposal.

(b)  Except as specifically permitted in this Section 6.4, the Company shall not, and shall cause any of its Subsidiaries or any of their respective officers, trustees or employees or any Representative retained by any of them not to, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal (as defined in Section 9.2), or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the Company Shareholder Approval, if the Company receives a bona fide Acquisition Proposal or a proposal that may reasonably be expected to lead to an Acquisition Proposal that was not solicited after the date of this Agreement or that did not otherwise result from a breach of this Section 6.4, the Company may furnish, or cause to be furnished, non-public information with respect to the Company to the Person who made such proposal (provided that the Company concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent) and may participate in discussions and negotiations regarding such proposal if (A) the Company Board, or any committee thereof to which the power to consider such matters has been delegated, determines in good faith, after consultation with its financial advisors and outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to the Company or its shareholders under applicable Law and (B) prior to taking such action, the Company enters into a confidentiality agreement with respect to such proposal that contains provisions no less restrictive than the Confidentiality Agreement (as defined in Section 6.6 hereof).  The Company shall promptly, and in any event within 48 hours, notify Parent after receipt by the Company of (x) any Acquisition Proposal, including the material terms and conditions thereof, to the extent known, the identity of the Third Party making any proposal and any material change in the status of discussions or negotiations (including any material amendments to the proposal) between the Company and the Person making such proposal (y) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, or (z) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal.  The Company will not, and will cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing information to Parent required to be provided to Parent pursuant to this Section 6.4(b).    The Company will not, and will cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company will, and will cause its Subsidiaries to, enforce the provisions of any such agreement.

(c)  Prior to the Company Shareholder Approval, the Company Board may (i) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation, or if applicable, the approval or recommendation of any committee of the Company Board, of the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal to holders of the Company Common Shares, (iii) authorize, permit or cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, or (iv) terminate this Agreement pursuant to Section 8.1(e), if, but only if, each of the following has occurred, in each such case, in respect of a Superior Proposal (as defined in Section 9.2):  (A) the Company Board has determined in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company or its shareholders under applicable Law, (B) the Company has provided Parent with written notice of its intention to take any such action, (C) the Company has given Parent three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and has negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (D) following the three (3) Business Day period referred to in (C), such Superior Proposal remains a Superior Proposal and the Company Board has again made the determination described in clause (A) above.  In the event that the Company Board complies with its obligations in the preceding sentence, the Company may enter into a definitive agreement to effect a Superior Proposal, but not prior to such time as the Company has provided Parent with written notice that the Company has elected to terminate this Agreement pursuant to Section 8.1(e) and otherwise complied with the Company’s obligations in the preceding sentence and in Section 8.1(e).

(d)  Nothing contained in this Section 6.4 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act will be deemed to be a withdrawal, modification or amendment of the Company Recommendation in a manner adverse to Parent or the Merger Sub unless the Company Board (x) expressly reaffirms its recommendation to the Company’s shareholders in favor of the Merger, (y) rejects such other Acquisition Proposal, or (z) does not otherwise comment on the merits (relative or otherwise) of the Acquisition Proposal or the transactions contemplated by this Agreement.

SECTION 6.5                          Officers’, Directors’ and Trustees’ Indemnification.

(a)  In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director, officer, employee, trustee, fiduciary or agent of the Company or any of the Company’s Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party or witness based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was an officer, director, trustee, employee, fiduciary or agent of the Company or any of the Company’s Subsidiaries, or is or was serving at the request of the Company as an, officer, director, trustee, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Closing Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.  It is understood and agreed that the Company shall indemnify and hold harmless, and after the Closing Date, the Surviving REIT shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising at or before or after the Closing Date), (A) the Company and, after the Closing Date, the Surviving REIT shall promptly pay expenses in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law without requiring a preliminary determination of the ultimate entitlement to indemnification, (B) the Indemnified Parties may retain a single counsel satisfactory to them, and the Company and the Surviving REIT shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company and, after the Closing Date, the Surviving REIT will use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving REIT shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Company and the Surviving REIT shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.  Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Closing Date, the Surviving REIT thereof; provided that the failure to so notify shall not affect the obligations of the Company and the Surviving REIT except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b)  Parent and Merger Sub each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of the Company or any of the Company’s Subsidiaries or otherwise in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six (6) years from the Closing Date and, at the Closing Date, shall become the obligation of the Surviving REIT; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(c)  Prior to the Closing Date, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’, trustees’ and officers’ liability insurance coverage for the Company’s directors, officers and trustees in the same form as presently maintained by the Company, with the same or comparably rated insurers as the Company’s current insurer, which shall provide such directors, officers and trustees with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not less favorable in the aggregate to, the insured persons than the directors’, trustees’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that in no event will the Surviving REIT be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving REIT will obtain that amount of directors’, trustees’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.  Parent shall, and shall cause the Surviving REIT to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d)  Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.5 applies without the consent of each such affected indemnitee.  This Section 6.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Surviving REIT.  Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.5.

(e)  In the event that, following the Closing Date, the Surviving REIT or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving REIT, as the case may be, assume the obligations set forth in this Section 6.5.

SECTION 6.6                          Access to Information; Confidentiality.

(a)  Between the date hereof and the Closing Date, the Company shall, and shall cause each of its Subsidiaries and Material JVs (to the extent possible) and each of the Company’s and its Subsidiaries’ directors, officers, employees and agents to and, to the extent reasonably possible, the directors, officers, employees and agents of its Material JVs to afford to Parent and to the directors, officers, employees, and agents of Parent reasonable access upon reasonable advance notice and during normal business hours without undue interruption (and will request the same from the Company’s, its Subsidiaries’ and Material JVs’ (to the extent reasonably possible) auditors, attorneys, financial advisors and lenders) to (a) the properties, books, records and contracts of the Company and the Subsidiaries and (b) the officers and employees of the Company and the Subsidiaries; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, to a schedule of properties to be visited and officers and employees to be accessed prior to any such visits or access. The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request.

(b)  Prior to the Closing Date, Parent and Merger Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated June 30, 2005, as supplemented on October 20, 2005 (the “Confidentiality Agreement”).

SECTION 6.7                          Public Announcements.  The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its commercially reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.  In this regard, the parties shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the New York Stock Exchange on the Business Day following the date on which this Agreement is signed.

SECTION 6.8                          Employee Benefit Arrangements.

(a)  After the Closing Date, all employees of the Company and the Company’s Subsidiaries (“Company Employees”) who are employed by the Surviving REIT, shall continue to be eligible to participate in any benefit plan, program or arrangement (including any “employee benefit plan”, as defined in Section 3(3) of ERISA or any vacation program) (an “Employee Benefit Plan”), of the Company which is continued by the Surviving REIT, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving REIT or its Subsidiaries in a similar Employee Benefit Plan sponsored or maintained by the Surviving REIT or in which employees of the Surviving REIT or its Subsidiaries participate after the Closing Date.  With respect to each such Employee Benefit Plan of the Surviving REIT, service with the Company or any of its Subsidiaries and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to benefits under such Employee Benefit Plan (but not for benefit accruals under any defined benefit pension plan or retiree medical or other welfare or as would otherwise result in a duplication of benefits).  The Surviving REIT shall, or shall cause its Subsidiaries, as the case may be, to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all Company Employees under any comparable welfare plan that such Company Employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any comparable welfare plan maintained by the Company for such employees immediately prior to the Closing Date, and (ii) provide each such Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date for the plan year within which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

(b)  At and after the Closing Date, Parent shall cause the Surviving REIT to honor in accordance with their terms the employment agreements, severance agreements, and other bonus and severance obligations of the Company or any of its Subsidiaries listed in Section 6.8(b) of the Company Disclosure Schedule, except to the extent otherwise agreed to between the employee party thereto and the Surviving REIT.

(c)  No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee, director, trustee or consultant (including any beneficiary or dependent thereof) of the Company or any of the Company Subsidiaries in respect of continued employment or services or resumed employment or resumed services.  Notwithstanding anything to the contrary set forth in this Agreement, nothing herein precludes the Surviving REIT from terminating the employment of any employee for any reason for which the Company could have terminated such employee prior to the Effective Time.

(d)  Parent shall cause the Surviving REIT to amend, reform or supplement the terms of any nonqualified deferred compensation plan (within the meaning of Code Section 409A and related guidance) covering any Company Employee as necessary for compliance with, or to avoid adverse tax consequence under, Section 409A, while preserving to the extent practicable the intended treatment of the original plan.

(e)  Nothing in this Section 6.8 will prohibit Parent or the Surviving REIT from amending, modifying or terminating any Employee Program pursuant to, and in accordance with, its terms.

SECTION 6.9                          Certain Tax Matters.

(a)  The Company and its Tax Subsidiaries will take all actions, and refrain from taking all actions, as are necessary to ensure that the Company will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and the period up through the Closing. During the period from the date of this Agreement to the Closing Date, the Company will facilitate all reasonable requests of Parent with respect to maintenance of the Company’s REIT status for the Company’s 2005 taxable year and 2006 taxable year.

(b)  The Company shall not, nor shall the Company permit any Tax Subsidiary to, change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the taxable year ending December 31, 2005, except as required by applicable Law.

(c)  The Company will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each Tax Subsidiary required to be filed on or prior to the Closing Date, including applicable extensions (including timely filing of Tax Returns for the fiscal year ended December 31, 2005). Any such Tax Returns will be prepared in a manner consistent with the historic Tax accounting practices of the Company (except as may be required under applicable Tax Law). The Company will pay all Taxes shown as due on such Tax Returns. The Company will provide to Parent copies of such Tax Returns that are to be filed on or prior to the Closing Date at least five (5) Business Days prior to the due date of such Tax Returns (including applicable extensions) and the Company will accept any and all reasonable comments of Parent with respect to such Tax Returns.

SECTION 6.10                    REIT Opinion.  The Company shall use its commercially reasonable efforts to obtain the tax opinion described in Section 7.2(c) dated as of the Closing Date.

SECTION 6.11                    Interim Period Dividends.  With the exception of dividends contemplated in Section 5.1 of this Agreement or dividends reasonably determined by the Company to be required to be distributed in order for the Company to qualify as a REIT for the 2005 taxable year, the Company shall not declare a dividend in an amount exceeding the minimum dividend necessary to avoid the imposition of excise tax under Section 4981 of the Code for the 2005 taxable year.

SECTION 6.12                    Net Worth.  Prior to the Effective Time, Parent shall not declare or pay any distribution on its equity interests or enter into any transaction with any of its owners which, in any such case, would reduce Parent’s net worth below $400 million.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.1                          Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, at or prior to the Closing Date, of each of the following conditions:

(a)  Company Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval.

(b)  Antitrust.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, if applicable.

(c)  No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted or promulgated, which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition such party shall, in the case of an injunction or order, have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

SECTION 7.2                          Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Closing Date:

(a)  Representations and Warranties.  (i) Each of the representations and warranties of the Company contained in Section 3.2(a), the first sentence of Section 3.13(b),

Section 3.16, Section 3.17 and Section 3.24 of this Agreement shall be true and correct in all material respects and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(b)  Performance and Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that the Company shall not be deemed to have failed to so perform or comply with such agreements or covenants if it cures such non-performance or non-compliance within a reasonable period of time (not to exceed five (5) Business Days of the occurrence of such event).  Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(c)  Opinion.  Parent shall have received a tax opinion of Kirkland & Ellis LLP, tax counsel to the Company, or such other law firm as may be reasonably approved by Parent, dated as of the Closing Date in the form of Exhibit B attached hereto, which shall be based upon the representations and assumptions attached as Exhibit C attached hereto.

(d)  No Company Material Adverse Effect.  Since September 30, 2005, there shall have been no change, condition, circumstance or effect that, individually or in the aggregate, with all other changes, conditions, circumstances or effects, would constitute a Company Material Adverse Effect.

(e)  Other Approvals.  All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

SECTION 7.3                          Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing Date:

(a)  Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated the Closing Date, to the foregoing effect.

(b)  Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that each of Parent and Merger Sub shall not be deemed to have failed to so perform or comply with such agreements or covenants if it cures such non-performance or non-compliance within a reasonable period of time (not to exceed five (5) Business Days of the occurrence of such event).  The Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated as of the Closing Date, to the foregoing effect.

SECTION 7.4                          Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereunder.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1                          Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or, other than as provided in Section 8.1(e), after the receipt of Company Shareholder Approval:

(a)  by the mutual written consent of Parent, Merger Sub and the Company;

(b)  by either of the Company, on the one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i)                                     if, upon a vote at a duly held meeting of holders of the Company Common Shares (or at any adjournment or postponement thereof), held to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(ii)                                  if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, provided, however, that the party terminating this Agreement pursuant to this Section 8.1(b)(ii)

shall have used reasonable best efforts to have such offer, decree, judgment, injunction or other action vacated; or

(iii)                               if the consummation of the Merger shall not have occurred on or before May 31, 2006 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to either party if such party’s failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Drop Dead Date.

(c)  by written notice from Parent to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b), and such condition is incapable of being satisfied by the Drop Dead Date or such breach has not been cured by the Company within fifteen (15) Business Days after the Company’s receipt of written notice of such breach from Parent;

(d)  by written notice from the Company to Parent if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date or such breach has not been cured by Parent or Merger Sub within fifteen (15) Business Days after Parent’s receipt of written notice of such breach from the Company;

(e)  by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have complied with all of its obligations under Section 6.4(c) and paid to Parent the Break-up Fee as provided in Section 8.2(b) and expenses of Parent (to the extent the Company has received documentation thereof);

(f)  by written notice of Parent or Merger Sub to the Company, if the Company Board shall (A) fail to include the Company Recommendation in the Proxy Statement, (B) withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (C) approve any Acquisition Proposal or recommend that the holders of the Company Common Shares accept or approve any Acquisition Proposal, or resolve or announce its intention to do any of the foregoing; or

(g)  by written notice of Parent or Merger Sub to the Company, if the Company shall fail to obtain the opinion of counsel described in Section 7.2(c) hereof.

SECTION 8.2                          Effect of Termination.

(a)  Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of

Parent, Merger Sub or the Company and each of their respective directors, trustees, officers, employees, partners, stockholders or shareholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.6 (Confidentiality), 6.7 (Public Announcements), 8.2 (Effect of Termination), 8.3 (Fees and Expenses) and Article IX (General Provisions); provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b)  If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or Merger Sub pursuant to Section 8.1(f), then the Company shall pay to Parent an amount in cash equal to $40.0 million (the “Break-Up Fee”), and reimburse Parent for its expenses pursuant to Section 8.3.  In addition, if (A) prior to the Company Shareholder Meeting, an Acquisition Proposal shall have been publicly made (and not withdrawn at least three (3) Business Days prior to the Company Shareholder Meeting, in the case of a termination pursuant to Section 8.1(b)(i), or prior to the breach that gave rise to such termination, in the case of a termination pursuant to Section 8.1(c)), (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i), or by Parent pursuant to Section 8.1(c) at a time when the Company Shareholder Approval has not been obtained, and (C) the Company consummates an Acquisition Proposal within twelve (12) months of such termination (whether or not such Acquisition Proposal was the first Acquisition Proposal referred to above), then the Company shall pay to Parent the Break-Up Fee.  For the avoidance of doubt, the amount of any fees or expenses paid to Parent pursuant to Section 8.3(c) shall not be deducted from the payment of any Break-Up Fee required by this Section 8.2(b).  Payment of the Break-Up Fee required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 8.1(e), concurrently with the effective date of such termination, (ii) in the case of termination of this Agreement by Parent or Merger Sub under Section 8.1(f), within three (3) Business Days after the date of termination, or (iii) in case of a situation contemplated by the second sentence of this Section 8.2(b), on the same Business Day as the consummation of such Acquisition Proposal.

(c)  Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub hereby expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the payment of the Break-Up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or any of its Subsidiaries or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub, except for the recovery of costs and expenses pursuant to Section 8.3(c).  The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the rights to payment under Section 8.2(b):  (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.  Except for nonpayment of the amounts set forth in Section 8.2(b) or 8.3, Parent and Merger Sub hereby agree that, upon any termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(b)(i) or Section 8.1(c), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), in no event shall Parent or Merger Sub, (i) seek to obtain any recovery or judgment against the Company, the Company’s Subsidiaries, or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or shareholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

SECTION 8.3                          Fees and Expenses.

(a)  Except as set forth in Sections 8.3(b), 8.3(c) and 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, Representatives, financial advisors, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

(b)  If this Agreement is terminated by the Company pursuant to Section 8.1(d), Parent shall pay to the Company within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by the Company in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that such fees and expenses to be paid by Parent hereunder shall not exceed $5.0 million.

(c)  If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), Section 8.1(e), Section 8.1(f), or Section 8.1(g) the Company shall pay to Parent within three (3) Business Days after the date of termination, in addition to any amounts payable pursuant to Section 8.2(b), all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, lenders, accountants, financial advisors and investment bankers, incurred by Parent or Merger Sub in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that the amount of such fees and expenses to be paid by the Company hereunder shall not exceed $5.0 million.  As provided in Section 8.2(b), the amount of any fees or expenses paid to

Parent pursuant to this Section 8.3(c) shall not be deducted from the payment of any Break-Up Fee required by Section 8.2(b).

(d)  If either party fails to pay to the other party any amounts due under Section 8.2 or 8.3, the party so failing shall pay (i) the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment and (ii) interest on such unpaid amounts at the prime lending rate prevailing during such period, as published in the Wall Street Journal, from the date such amounts were due until the date received by the receiving party.  The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity).

SECTION 8.4                          Payment of Amount or Expense.

(a)  In the event that the Company is obligated to pay Parent the Break-Up Fee pursuant to Section 8.2(b) or the Company or Parent is obligated to pay the other the expenses set forth in Section 8.3 (collectively, the “Section 8.2 Amount”), the Company or Parent (the “Payor”) shall pay to the other party (the “Payee”) from the applicable Section 8.2 Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Section 8.2 Amount and (ii) the sum of (1) the maximum amount that can be paid to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code (“Qualifying Income”), as determined by the Payee’s independent certified public accountants, plus (2) in the event the Payee receives either (x) a letter from the Payee’s counsel indicating that the Payee has received a ruling from the IRS described in Section 8.4(b)(ii) or (y) an opinion from the Payee’s outside counsel as described in Section 8.4(b)(ii), an amount equal to the Section 8.2 Amount less the amount payable under clause (1) above.  To secure the Payor’s obligation to pay these amounts, the Payor shall deposit into escrow an amount in cash equal to the Section 8.2 Amount with an escrow agent selected by the Payor and on such terms (subject to Section 8.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent.  The payment or deposit into escrow of the Section 8.2 Amount pursuant to this Section 8.4(a) shall be made at the time the Payor is obligated to pay the Payee such amount pursuant to Section 8.3 or Section 8.2(b), as applicable, by wire transfer or bank check.  In the case of a payment otherwise required to be made to Parent, the term “Payee” as used in clause (ii) of the first sentence of this Section 8.4(a) or Section 8.4(b) shall include (where appropriate) any direct or indirect equity owner in Parent.

(b)  The escrow agreement shall provide that the Section 8.2 Amount in escrow or any portion thereof shall not be released to the Payee unless the escrow agent receives any one or combination of the following:  (i) a letter from the Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Payee’s accountants revising that amount, in which case the escrow agent shall release such amount to the Payee, or (ii) a letter from the Payee’s counsel indicating that the Payee received a ruling from the IRS holding that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 8.2 Amount to the Payee.  The Payor agrees to amend this Section 8.4 at the reasonable request of the Payee in order to (x) maximize the portion of the Section 8.2 Amount that may be distributed to the Payee hereunder without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Payee’s chances of securing a favorable ruling described in this Section 8.4(b) or (z) assist the Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.4(b).  The escrow agreement shall also provide that any portion of the Section 8.2 Amount held in escrow for five years shall be released by the escrow agent to the Payor.  The Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

SECTION 8.5                          Amendment.  This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by holders of the Company Common Shares; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such approval.

SECTION 8.6                          Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.  Except as so waived, no action taken or omitted to be taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1                          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)  if to Parent or Merger Sub:

CalEast Industrial Investors, LLC
200 East Randolph Drive
Chicago, Illinois 60601
Attention:  Peter Schaff

Facsimile:  (312) 601-1250

with a copy (for informational purposes only) to:

Jones Day
222 East 41st Street
New York, New York 10017
Attention:  Robert A. Profusek, Esq.
Facsimile:  (212) 755-7306

(b)  if to the Company:

CenterPoint Properties Trust
1808 Swift Road
Oak Brook, Illinois 60523
Attention:               Daniel J. Hemmer, Esq.

Facsimile:                  (630) 586-8010

with a copy (for informational purposes only) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois  60601
Attention:               Carter W. Emerson, P.C.

Facsimile:                  (312) 861-2200

SECTION 9.2                          Certain Definitions.  For purposes of this Agreement (including the Exhibits hereto and the Company Disclosure Schedules), the term:

“ACQUISITION PROPOSAL” shall mean any inquiry, offer or proposal regarding any (a) merger, consolidation or similar business combination transaction involving the Company or any Significant Subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for the references to 10% therein), (b) sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“BUSINESS DAY” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in Chicago, Illinois.

“CODE” means the Internal Revenue Code of 1986, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA AFFILIATE” means any trade or business that is considered a single employer together with the Company under ERISA Section 4001(b) or part of the same “controlled group” with the Company for purposes of ERISA Section 302(d)(8)(C).

“HSR ACT” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“PERSON” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“REPRESENTATIVES” means, when used with respect to each of Parent, Merger Sub or the Company, the directors, trustees, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Person, as applicable, and its Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“SUBSIDIARY”, of any Person, means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by the first Person, or any other Person (whether or not incorporated) the accounts of which would be consolidated with those of the first Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“SUPERIOR PROPOSAL” means a written Acquisition Proposal (i) which the Company Board determines, in its good faith judgment, after receiving the advice of its financial advisor and outside legal counsel, and after taking into account all aspects of the Acquisition Proposal (including its terms and conditions, the Person making the Acquisition Proposal, any regulatory concerns and other considerations), is on terms and conditions more favorable from a financial point of view to the shareholders of the Company (in their capacity as shareholders) than those contemplated by this Agreement, (ii) the conditions to the consummation of which are all, in the good faith judgment of the Company Board, reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed (subject to customary conditions) or, in the good faith judgment of the Company Board after consultation with its financial advisor and outside legal counsel, is reasonably likely to be available.

“TREASURY REGULATIONS” means the Treasury regulations promulgated under the Code.

SECTION 9.3                          Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“AFFILIATE”	Section 3.18
“AFFILIATE TRANSACTION”	Section 3.18
“AGREEMENT”	Preamble
“ARTICLES OF MERGER”	Section 1.3(a)
“BREAK-UP FEE”	Section 8.2(b)
“CERCLA”	Section 3.12
“CERTIFICATE”	Section 2.2(b)
“CLAIM”	Section 6.5(b)
“CLOSING”	Section 1.4
“CLOSING DATE”	Section 1.4
“COMPANY”	Preamble
“COMPANY BOARD”	Recitals
“COMPANY BYLAWS”	Section 1.2(b)
“COMPANY COMMON SHARES”	Recitals
“COMPANY COMMON SHARE MERGER
“CONSIDERATION”	Section 2.1(b)
“COMPANY DECLARATION OF TRUST”	Section 1.2(a)
“COMPANY DISCLOSURE SCHEDULE”	Article III
“COMPANY EMPLOYEES”	Section 6.8(a)

“COMPANY ENVIRONMENTAL PERMITS”	Section 3.12
“COMPANY FILED SEC REPORTS”	Section 3.5
“COMPANY INTELLECTUAL PROPERTY RIGHTS”	Section 3.20
“COMPANY LEASE”	Section 3.9(h)
“COMPANY MATERIAL ADVERSE EFFECT”	Section 3.1(a)
“COMPANY PERMITS”	Section 3.25(a)
“COMPANY PROPERTY”	Section 3.9(a)
“COMPANY RECOMMENDATION”	Section 6.1(c)
“COMPANY RESTRICTED SHARES”	Section 2.1(h)
“COMPANY RSEs”	Section 2.1(g)
“COMPANY SEC REPORTS”	Section 3.4(a)
“COMPANY SHARE OPTION”	Section 2.1(f)
“COMPANY SHARE BENEFIT PLANS”	Section 2.1(f)
“COMPANY SHARE RIGHTS”	Section 3.2(c)
“COMPANY SHAREHOLDER APPROVAL”	Section 3.3(b)
“COMPANY SHAREHOLDERS MEETING”	Section 6.1(c)
“COMPANY SUBSIDIARY”	Section 3.1(b)
“COMPANY TITLE INSURANCE POLICY”	Section 3.9(c)
“CONFIDENTIALITY AGREEMENT”	Section 6.6(b)
“CORPORATE BUDGET”	Section 5.1
“DROP DEAD DATE”	Section 8.1(b)
“EFFECTIVE TIME”	Section 1.3(a)
“EMPLOYEE BENEFIT PLAN”	Section 6.8(a)
“EMPLOYEE PROGRAMS”	Section 3.10(a)
“ENVIRONMENTAL CLAIMS”	Section 3.12
“ENVIRONMENTAL LAWS”	Section 3.12
“EXCHANGE ACT”	Section 3.4(a)
“EXCLUDED SHARES”	Section 2.1(c)
“FINANCING LETTER”	Recitals
“GAAP”	Section 3.4(a)
“GOVERNMENTAL ENTITY”	Section 3.7
“GUARANTY”	Section 4.6(b)
“HAZARDOUS MATERIAL”	Section 3.12
“INDEMNIFIED PARTY”	Section 6.5(a)
“INTELLECTUAL PROPERTY”	Section 3.20
“INTERIM PERIOD”	Section 5.1
“IRS”	Section 3.10(a)
“JOINT VENTURE AGREEMENT	Section 5.1(a)
“JUNIOR PARTICIPATING SHARES”	Section 3.2(a)
“LAWS”	Section 3.7
“LEASE DOCUMENTS”	Section 3.9(a)
“LEASED PROPERTIES”	Section 3.9(a)
“LIEN”	Section 3.1(c)
“MARYLAND COURTS”	Section 9.10(a)
“MARYLAND REIT LAW”	Recitals
“MATERIAL CONTRACT”	Section 3.14(a)

“MATERIAL JV”	Section 3.1(b)
“MATERIAL SUBSIDIARY”	Section 3.1(b)
“MAXIMUM PREMIUM	Section 6.5(c)
“MEASUREMENT DATE’	Section 3.2(a)
“MERGER”	Recitals
“MERGER CONSIDERATION”	Section 2.1(g)
“MERGER SUB”	Preamble
“MERGER SUB COMMON SHARES”	Section 2.1(a)
“OPTION MERGER CONSIDERATION”	Section 2.1(f)
“OTHER FILINGS”	Section 6.2
“PARENT”	Preamble
“PARENT MATERIAL ADVERSE EFFECT”	Section 4.1(a)
“PAYING AGENT”	Section 2.2(a)
“PAYMENT FUND”	Section 2.2(a)
“PCB”	Section 3.12
“PERMITTED ENCUMBRANCES”	Section 3.9(a)
“PERMITTED LIENS”	Section 3.9(a)
“PROPERTY RESTRICTIONS”	Section 3.9(a)
“PROXY STATEMENT”	Section 6.1(a)
“REIT”	Section 3.13(b)
“RIGHTS”	Recitals
“RIGHTS AGREEMENT”	Recitals
“RSE MERGER CONSIDERATION”	Section 2.1(g)
“SDAT”	Section 1.3(a)
“SECURITIES ACT”	Section 3.2(f)
“SERIES B PREFERRED SHARES”	Section 2.1(e)
“SERIES D PREFERRED SHARES”	Section 2.1(e)
“SHARE”	Recitals
“SURVIVING REIT”	Section 1.1
“SURVIVING REIT COMMON SHARE”	Section 2.1(a)
“SURVIVING REIT BYLAWS”	Section 1.2(b)
“SURVIVING REIT DECLARATION OF TRUST”	Section 1.2(a)
“TAKEOVER STATUTES”	Section 3.17
“TAX”	Section 3.13(o)
“TAX RETURNS”	Section 3.13(o)
“TAX SUBSIDIARY”	Section 3.13(a)
“THIRD PARTY”	Section 3.14(a)
“THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS”	Section 3.20

SECTION 9.4                          Interpretation.  All references in this Agreement and the Company Disclosure Schedule to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word “including” shall mean “including without limitation.”  The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement.  The word “or” will be inclusive and not exclusive unless the context requires otherwise.  All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law.  References to a Person also refer to its predecessors and successors and permitted assigns.

SECTION 9.5                          Non-Survival of Representations, Warranties, Covenants and Agreements.  Except for Articles I and II, Sections 6.5, 6.8 and 6.9 and any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and (b) thereafter there shall be no liability on the part of any of Parent, Merger Sub or the Company or any of their respective officers, trustees, directors or shareholders in respect thereof.  Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

SECTION 9.6                          Performance Guaranty.  Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof.

SECTION 9.7                          Miscellaneous.  This Agreement constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule and the Exhibits hereto, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Maryland, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.8                          Assignment; Benefit.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that the Merger Sub may assign its rights and interests hereunder, upon three (3) Business Days’ prior written notice to the Company, to any entity that is wholly owned, directly or indirectly, by Parent, so long as such entity’s being a party to this Agreement will not adversely affect the ability of the Company to consummate the Merger.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section will be null and void.  Notwithstanding anything contained in this Agreement to the contrary (except for the provisions of Section 6.5 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.9                          Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

SECTION 9.10                    Choice of Law/Consent to Jurisdiction.

(a)  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.  Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland (“Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.

(b)  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

SECTION 9.11                    Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action,

(b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.11.

SECTION 9.12                    Rules of Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

SECTION 9.13                    Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile transmission of any signed original document shall be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

SECTION 9.14                    Incorporation of Recitals, Exhibits and Schedules.  The Recitals to this Agreement and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CalEast Industrial Investors, LLC

By:	LaSalle Investment Management, Inc.,
its Manager

By:	/s/ Peter Schaff
Peter Schaff, International Director

Solstice Merger Sub

By:	/s/ Peter Schaff
Peter Schaff, CEO

CenterPoint Properties Trust

By:	/s/ M. Mullen
Name: M. Mullen
Title: CEO

By:	/s/ Paul S. Fisher
Name: Paul S. Fisher
Title: President

i